TAPESTRY, INC.
SPECIAL SEVERANCE PLAN

Effective as of August 12, 2019
INTRODUCTION
The purpose of the Tapestry, Inc. Special Severance Plan (the “Plan”) is to provide assurances of specified benefits to designated employees of the Company who are members of a select group of management or highly compensated employees (as determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) in the event their employment is terminated in connection with a Change in Control under the circumstances described in the Plan.
Effective as of the effective date of the Change in Control, but contingent on the occurrence of the Change in Control, unless otherwise agreed to in writing between the Employer and an Eligible Employee on or after the date hereof, the Plan shall supersede, and Eligible Employees covered by the Plan shall not be eligible to participate in, the Tapestry, Inc. Severance Pay Plan for Vice Presidents and Above and Summary Plan Description (the “Severance Pay Plan”), or any other severance or termination plan, policy or practice of the Employer, or agreement or arrangement between an Eligible Employee and the Employer, that could otherwise apply under the circumstances described herein. The Plan is intended to be a “top-hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23. This document shall constitute both the plan document and summary booklet and shall be distributed to Participants in this form.
Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.
ARTICLE I

DEFINITIONS
For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article.
1.1    “Accrued Amounts” means the sum of any Base Salary earned but unpaid through the date the Participant’s Qualifying Termination, any unreimbursed expenses in accordance with the Employer’s expense reimbursement policy, and any accrued and vested rights or benefits under any Employer-sponsored employee benefit plans payable in accordance with the terms and conditions of such plans.
1.2    “Administrator” means the Company, acting through the Committee or another duly authorized committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 4.4, but only to the extent of such delegation.

1.3    “Affiliate” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code, any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company, or any other entity which is designated as an Affiliate by the Board or the Committee.
1.4    “Base Salary” means a Participant’s annual base compensation rate for services paid by the Employer to the Participant at the time immediately prior to the Participant’s Qualifying Termination (or if the Participant’s Qualifying Termination is due to Good Reason based on a reduction in base salary under Section 1.25(a), then the Participant’s annualized base salary in effect immediately prior to such reduction). Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation, but shall include amounts reduced pursuant to a Participant’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.
1.5    “Board” means the Board of Directors of the Company.
1.6    “Bonus” means (i) for a Tier I Participant with a written employment agreement with the Employer in effect on the Effective Date, the greater of (x) such Participant’s annual target cash performance bonus opportunity under the Bonus Plan relating to the fiscal year in which a Change in Control occurs or (y) the average of the actual percentages of the maximum annual bonus amounts earned by such Participant with respect to the pre-established Employer financial performance goals (but not individual or business segment goals) for the three (3) fiscal years most-recently completed prior to the date of the Qualifying Termination and applied to the target annual bonus amount otherwise payable with respect to the year in which the Qualifying Termination occurs; and (ii) for all other Participants, such Participant’s annual target cash performance bonus opportunity under the Bonus Plan relating to the fiscal year in which a Change in Control occurs. Bonus shall not include any other bonus to be paid upon completion of any specified project or upon the occurrence of a specified event, including, without limitation, a Change in Control.
1.7    “Bonus Plan” means the Tapestry, Inc. 2018 Performance-Based Annual Incentive Plan, as may be amended from time to time, or any successor plan adopted by the Company pursuant to which the Employer pays annual performance-based cash bonuses.
1.8    “Cause” means the occurrence of any of the following with respect to an Eligible Employee: (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (ii) willful or grossly negligent breach of material duties (iii) any act of fraud, embezzlement or other similar dishonest conduct; (iv) any act or omission that has a material adverse effect on the Employer, including without limitation, its reputation, business interests or financial condition; or (v) a material breach of any of restrictive covenants set forth in a written agreement with the Employer. For purposes of the Plan, no act or failure to act on an Eligible Employee’s part will be considered “willful” unless done, or omitted to be done, by an Eligible Employee not in good faith or without a reasonable belief that the action or omission was in the best interests of the Employer.

1.9    “Change in Control” means (i)and includes each of the following:
(a)    any “person” (which term shall have the meaning it has when it is used in Section 13(d) of the Exchange Act, but shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting stock of the Company) is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of voting stock representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or
(b)    the Company consummates a reorganization, merger or consolidation of the Company or the Company sells, or otherwise disposes of, all or substantially all of the Company’s property and assets, or the stockholders of the Company approve a liquidation or dissolution of the Company (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the voting stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or
(c)    during any period of twelve (12) consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 1.9(a) or Section 1.9(b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the twelve (12)-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.
.Notwithstanding anything herein to the contrary, a Change in Control shall be deemed to have occurred under this Section 1.9 solely upon the occurrence of the closing of the transaction giving rise to the Change in Control event. Notwithstanding anything herein to the contrary, none of the foregoing events shall be deemed to be a “Change in Control” unless such event constitutes a “change in control event” within the meaning of Code Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

1.10    “Change in Control Period” means the time period beginning on the date of consummation of a Change in Control and ending on the date that is twenty-four (24) months following such Change in Control.
1.11    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.12    “Code” means the Internal Revenue Code of 1986, as amended.
1.13    “Code Section 409A” means Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder.
1.14    “Committee” means the Human Resources Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan.
1.15    “Company” means Tapestry, Inc., a Maryland corporation, and any successor as provided in Article VI hereof.
1.16    “Continuation Period” means the period commencing on the date of a Participant’s Qualifying Termination and ending on the earliest of:
(a)    (i) for a Tier I Participant with a written employment agreement with the Employer in effect on the Effective Date, the later of eighteen (18) months from such date and the period of time set forth in such Tier I Participant’s employment agreement. (ii) for any Tier I Participant not covered by Section 1.16(a)(i) or Tier II Participant, the later of eighteen (18) months from such date and the period of time set forth in such Participant’s written employment agreement or offer letter with the Employer in effect on the date of the Qualifying Termination or (iii) for any Tier III or Tier IV Participant, the number of months to which such Participant’s Severance Multiple relates.
(b)    the date the Participant becomes eligible for coverage under the health insurance plan of a subsequent employer; and
(c)    the date the Participant or the Participant’s eligible dependents, as the case may be, cease to be eligible under COBRA.
1.17    “Continued Health Coverage” means the benefit set forth in Section 2.2(b) of the Plan.
1.18    “Delay Period” means the period commencing on the date the Participant incurs a Separation from Service from the Employer until the earlier of (a) the six (6)-month anniversary of the date of such Separation from Service and (b) the date of the Participant’s death.
1.19    “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

1.20    “Effective Date” means August 12, 2019.
1.21    “Eligible Employee” means any employee of the Employer who, no later than immediately prior to the date of a Change in Control, is (i) at the Company’s corporate level of vice president or above with an annualized base salary and annual cash performance bonus target equal to at least two hundred thousand dollars ($200,000) (as would be reportable in Box 5 of Internal Revenue Service Form W-2 if earned, but excluding amounts attributable to vesting or payment of any stock-based awards) or (ii) part of a select group of management or highly compensated employees and who has been selected and designated in writing by the Committee to participate in the Plan as a Tier II Participant, Tier III Participant or Tier IV Participant; provided that any employee of the Employer who is not on a United States payroll system at the time of such employee’s termination of employment shall not be an Eligible Employee under the Plan. An Eligible Employee shall not include any temporary employee, independent contractor, consultant or any other person or entity for whom the Employer does not classify or treat as an employee. If, during any period, any such excluded person or entity is reclassified, whether retroactively or otherwise, as an employee of the Employer, such individual or entity shall not be an Eligible Employee for that period. For the avoidance of doubt, no employee of the Employer who is not employed by the Employer immediately prior to the date of a Change in Control may be an Eligible Employee under the Plan.
1.22    “Employer” means the Company and/or any Affiliate, as applicable.
1.23    “Equity Awards” means any stock-based award (including, but not limited to, stock options, restricted stock units and performance-based restricted stock units) granted to a Participant under the Stock Incentive Plan on or after the Effective Date.
1.24    “Equity Vesting” means the benefit set forth in Section 2.2(c) of the Plan.
1.25    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.26    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.27    “Good Reason” means the occurrence of any of the following events during the Change in Control Period without the Participant’s express written consent:
(a)    any reduction in the Participant’s base salary and/or target bonus opportunity, other than a reduction that is uniformly applied to similarly situated employees of not more than 10%;
(b)    relocation of the Participant’s principal place of work outside of a fifty (50) mile radius of the Participant’s then current location;
(c)    the failure of any successor to the Company to assume the Plan; or
(d)    the occurrence of any event that constitutes “good reason” (or words of like import) as set forth in a written agreement or offer letter between the Company and the Participant in effect on the date of the Participant’s Qualifying Termination.

In order for an event to qualify as Good Reason, (i) the Eligible Employee must first provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) calendar days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) calendar days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during the Cure Period, and the Eligible Employee must resign his or her employment within the sixty (60) calendar days following the end of the Cure Period.
1.28    “Outplacement Services” means the benefit set forth in Section 2.2(e) of the Plan.
1.29    “Participant” means any Eligible Employee who is eligible to receive Severance Benefits under the Plan.
1.30    “Pro-Rata Bonus” means the payment set forth in Section 2.2(d) of the Plan.
1.31    “Separation from Service” means a Participant’s termination of employment with the Employer, provided that such termination constitutes a separation from service within the meaning of Code Section 409A and the guidance issued thereunder. All references in the Plan to a “Qualifying Termination,” “termination,” “termination of employment” or like terms means Separation from Service.
1.32    “Severance Benefits” means, as applicable, the Severance Payment, the Continued Health Coverage, the Equity Vesting, the Pro-Rata Bonus and the Outplacement Services.
1.33    “Severance Multiple” means:
(a)    with respect to a Tier I Participant, two and one-half (2.5) times;
(b)    with respect to a Tier II Participant, one and one-half (1.5) times;
(c)    with respect to a Tier III Participant, one (1) times or such greater amount, not to exceed one and one-half (1.5) times, approved by the Administrator or its delegate; and
(d)    with respect to a Tier IV Participant, the greatest of (i) three-fourths (3/4ths) times, (ii) the multiple applicable to such Participant under the Severance Pay Plan as of the date of the Participant’s Qualifying Termination, (iii) such amount approved by the Administrator or its delegate not to exceed one (1) times or (iv) such multiple guaranteed to such Participant in a written employment agreement or offer letter with the Employer in effect on the date of such Participant’s Qualifying Termination.
1.34    “Severance Payment” means the payments set forth in Section 2.2(a) of the Plan.
1.35    “Specified Employee” means a Participant who, as of the date of his or her Separation from Service, is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Employer from time to time in accordance therewith, or if none, the default methodology set forth therein.

1.36    “Stock Incentive Plan” means the Tapestry, Inc. 2018 Stock Incentive Plan, as may be amended from time to time, or any successor plan adopted by the Company pursuant to which the Company grants stock based awards.
1.37    “Tier I Participant” means the Chief Executive Officer of the Company.
1.38    “Tier II Participant” means an Eligible Employee who has been selected and designated in writing by the Committee as a “key executive” to participate in the Plan as a Tier II Participant.
1.39    “Tier III Participant” means an Eligible Employee at the Company’s corporate level of Senior Vice President or higher and who is not otherwise selected and designated in writing by the Committee as a Tier I Participant, Tier II Participant or Tier IV Participant.
1.40    “Tier IV Participant” means an Eligible Employee at the Company’s corporate level of Vice President or higher and who is not otherwise selected and designated in writing by the Committee as a Tier I Participant, Tier II Participant or Tier III Participant.
ARTICLE II

SEVERANCE BENEFITS
2.1    Eligibility for Severance Benefits.
(a)    Qualifying Event for an Eligible Employee. If, during the Change in Control Period, the employment of a Participant is terminated by the Employer without Cause or by the Participant for Good Reason (each, a “Qualifying Termination”), then, in addition to the Accrued Amounts, the Employer shall pay or provide the Participant with the Severance Payment, the Continued Health Coverage, the Equity Vesting, the Pro-Rata Bonus and the Outplacement Services pursuant to the terms set forth herein.
(b)    Non-Qualifying Events. A Participant shall not be entitled to Severance Benefits under the Plan if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by a Participant for any reason other than for Good Reason during the Change in Control Period, (iii) on account of the Participant’s death or Disability, or (iv) by the Employer or the Participant for any reason outside the Change in Control Period. In addition, the transfer of a Participant’s employment to an Affiliate during the Change in Control Period shall not entitle a Participant to Severance Benefits under the Plan, provided the Affiliate assumes the responsibilities of the Company under the Plan in connection with such transfer of employment and such transfer of employment does not give the Participant Good Reason during the Change in Control Period.
2.2    Severance Benefits. In the event that a Participant becomes entitled to benefits pursuant to Section 2.1(a) hereof, the Employer shall pay or provide the Participant with the Severance Benefits as follows:

(a)    Severance Payment. Subject to the provisions of Sections 2.3 through 2.8, in the event of a Qualifying Termination, the Employer shall pay and the Participant shall be entitled to receive from the Employer an amount equal to (i) the sum of the Participant’s Base Salary plus Bonus multiplied by (ii) the Severance Multiple applicable to the Participant, payable in accordance with the Company’s normal payroll practices over the number of calendar months to which the Participant’s Severance Multiple relates (such applicable number of months, the “Severance Period”), with the first payment thereof paid on the first regularly scheduled payroll of the Employer occurring on or after the sixtieth (60th) day following the date of the Participant’s Qualifying Termination, which first payment shall include any amounts that would have been otherwise payable to the Participant during such sixty (60) day period. Notwithstanding the foregoing or anything in the Plan to the contrary, to the extent required by Code Section 409A, the payment of the Severance Payments under this Section 2.2(a) shall be subject to the Delay Period as provided in Section 7.8(b) hereof.
(b)    Continued Health Coverage. Subject to the provisions of Sections 2.3 through 2.8 and a Participant’s timely election pursuant to COBRA and timely payment of premiums at the applicable active employee rate for such employee and his or her spouse and eligible dependents (the “Applicable Rate”), during the Continuation Period applicable to the Participant, the Employer shall pay the cost for continued coverage pursuant to COBRA, for the Participant and the Participant’s eligible dependents, under the Employer’s group health plans in which the Participant participated immediately prior to the date of termination of the Participant’s employment or materially equivalent plans maintained by the Employer covering its executives in replacement thereof, less the Applicable Rate. Following the Continuation Period, the Participant (or, if applicable, the Participant’s qualified beneficiaries under COBRA) shall be entitled to such continued coverage for the remainder of the COBRA period, if any, on a full self-pay basis to the extent eligible under COBRA.
(c)    Accelerated Vesting of Equity Awards. Subject to the provisions of Sections 2.3 and 2.4 and Sections 2.6 through 2.8, all Equity Awards outstanding as of the date of a Change in Control shall be treated as set forth herein.
(i)    Any Equity Award that is not assumed, replaced or substituted for in connection with the Change in Control (each, a “Non-Continuing Equity Award”) shall become fully vested as of the date of the Change in Control. Any Non-Continuing Equity Award that provides for a Participant-elected exercise shall become fully exercisable and will remain exercisable for the applicable period following termination as specified in the Stock Incentive Plan and/or the applicable award agreement, provided that such Non-Continuing Equity Award may be canceled and converted into the right to receive a cash payment equal to the positive difference (if any) between the highest per-share price paid in any transaction related to the Change in Control and the exercise price or base price of such Non-Continuing Equity Award,. In the case of any Non-Continuing Equity Award that is not subject to a Participant-elected exercise, the Company shall remove any restrictions (other than restrictions required by Federal securities law) or conditions in respect of each such Non-Continuing Equity Award as of the date of the Change in Control. In the case of any Non-Continuing Equity Award that is subject to performance-based vesting, as of the date of the Change in Control, the performance goals or other performance-based condition shall be deemed satisfied at the target level of performance.
(ii)    Any Equity Award that is assumed, replaced or substituted for in connection with the Change in Control, or for which a replacement award is granted to the Participant upon or following a Change in Control (but in any event during the Change in Control Period) (each, a “Continuing Equity Award”), shall remain outstanding and eligible to vest in accordance with its terms, provided, however, with respect to any Continuing Equity Award granted prior to the date of the Change in Control that is subject to performance-based vesting, the performance goals or other performance-based condition applicable to such Continuing Equity Award shall be deemed satisfied at the target level of performance as of the date of the Change in Control, and such Continuing Equity Award shall continue to be subject to time-based vesting in accordance with the same time-based vesting schedule that applied to such Continuing Equity Award immediately prior to the Change in Control without any performance-based condition. In the event of a Participant’s Qualifying Termination during the Change in Control Period, all Continuing Equity Awards shall become vested as of the date of the Participant’s Qualifying Termination. Any Continuing Equity Award that provides for a Participant-elected exercise shall remain exercisable for the applicable period following termination as specified in the Stock Incentive Plan and/or the applicable award agreement. In the case of any Continuing Equity Award that is not subject to a Participant-elected exercise, the Company shall remove any restrictions (other than restrictions required by Federal securities law) or conditions in respect of each such Continuing Equity Award as of the date of the Participant’s Qualifying Termination.
(d)    Pro-Rata Bonus. Subject to the provisions of Sections 2.3 through 2.8, the Participant shall be entitled to receive a pro rata portion (based on the number of days employed during the applicable performance period) of the Participant’s annual bonus under the Bonus Plan for the performance period in which the Participant’s Qualifying Termination occurs, calculated based on actual results for such performance period using the same calculation methodologies used to determine bonuses to similarly-situated active employees of the Employer for the applicable performance period, payable at the time that the annual performance bonus would otherwise be paid pursuant to the terms of the Bonus Plan. For the avoidance of doubt, a Pro-Rata Bonus shall not be based on any bonus to be paid upon completion of any specified project or upon occurrence of a specified event, including, without limitation, a Change in Control.
(e)    Outplacement Services. The Company will assist the Participant for a period of one year from the date of the Participant’s Qualifying Termination in the search for new employment by directly paying the professional fees for the services incurred in the normal course of a job search with an outplacement organization arranged for by the Company in an amount generally commensurate with the Employer’s past practice for employees similarly situated to the Participant but in no event greater than $15,000.
2.3    Prior Agreements. The Severance Benefits under this Plan shall supersede and be in lieu of any severance or termination benefits and/or payments a Participant may be eligible to receive under any other agreements, arrangements or severance plans by and between the Participant and the Employer. Notwithstanding the foregoing or anything herein to the contrary, (a) in the event that a court of competent jurisdiction or other governmental agency or body determines that, as a result of such termination, a Participant is entitled to receive the severance or termination payments and benefits provided under any other agreements, arrangements or severance or termination plans by and between the Participant and the Employer, or (b) if a Participant otherwise receives severance or termination benefits under any agreements, arrangements or severance plans by and between the Participant and the Employer other than pursuant to this Plan, then the Participant shall continue to be entitled to receive such termination or severance payments and benefits under and in accordance with the terms and conditions of such agreement, arrangement or severance plan, and (i) the Severance Payment hereunder shall be reduced dollar-for-dollar by the amount of any severance payment received by the Participant prior to the commencement of the Severance Payment hereunder, (ii) any severance payment payable under such other agreement, arrangement or severance plan following the commencement of the Severance Payment hereunder shall be offset on a dollar-for-dollar basis by the Severance Payment hereunder, and (iii) the Continued Health Coverage shall commence in the first month following the expiration of any health plan or health care reimbursement coverage provided to the Participant pursuant to such other agreement, arrangement or severance plan following a termination of the Participant’s employment and the Participant’s Continuation Period shall be reduced by the number of months the Participant received such coverage under such other agreement, arrangement or severance plan. For the avoidance of doubt, there shall be no duplication of severance or termination benefits, including the Severance Benefits, paid or payable to a Participant under this Plan and any other agreements, arrangements or severance or termination plans by and between the Participant and the Employer as a result of a Qualifying Termination.
2.4    No Duty to Mitigate/Right to Set-off Severance. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company or Employer pursuant to the Plan. Except as provided in Section 1.16(b) hereof, there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. In the event of the Participant’s breach of any provision hereunder, including without limitation, Sections 2.5 (other than as it applies to a release of claims under the Age Discrimination in Employment Act, as amended), 2.7 and 2.8 hereof, the Employer shall be entitled to recover any payments previously made to the Participant hereunder. Severance Benefits shall be reduced (offset) by any amounts payable under any statutory entitlement (including notice of termination, termination pay and/or severance pay) of the Participant upon a termination of employment, including, without limitation, any payments related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar state or local law.
2.5    Release Required. Any Severance Benefits (other than the Equity Vesting) payable or to be provided pursuant to the Plan shall be conditioned upon the Participant’s execution, delivery and non-revocation, within sixty (60) days following the effective date of the Participant’s Qualifying Termination, of a general release of claims in favor of the Company, its Affiliates and other related persons, in the form attached hereto as Exhibit A (or, at any time prior to a Change in Control, such other similar form of release as the Company may require in its reasonable discretion for any Participant (with such changes thereon as may be legally necessary at the time of execution to make it enforceable, including, but not limited to the addition of any federal, state or local laws)) (the “Release”). For the avoidance of doubt, in no event will the Severance Benefit be paid or provided until the Release becomes effective and irrevocable.
2.6    Code Section 280G.
(a)    In the event it is determined pursuant to clause (b) below, that part or all of the consideration, compensation or benefits to be paid to the Participant under the Plan in connection with the Participant’s Qualifying Termination or under any other plan, arrangement or agreement in connection therewith (each a “Payment”), constitutes a “parachute payment” (or payments) under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (the “Parachute Amount”) exceeds 2.99 times the Participant’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Participant Base Amount”) and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Participant shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Participant Base Amount; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Payment to be provided, determined on a net after-tax basis (taking into account the Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).
(b)    Any determination that a Payment constitutes a parachute payment and any calculation described in this Section 2.6 (“determination”) shall be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company prior to the occurrence of a Change in Control, and may, at the Company’s election, be made prior to termination of the Participant’s employment where the Company determines that a Change in Control is imminent. Such determination shall be furnished in writing by the Firm to the Participant no later than thirty (30) days following the date of the Change in Control. The Company and the Participant will furnish the Firm with such information and documents as the Firm may reasonably request in order to make the determination required by this Section 2.6. Absent manifest error, the determination shall be binding, final and conclusive upon the Company and the Participant.
(c)    If the final determination made pursuant to clause (b) above results in a reduction of the Payments that would otherwise be paid to the Participant except for the application of Section 2.6(a), the Equity Vesting shall be eliminated or reduced to the extent necessary in order to not exceed the limitation under Section 2.6(a), then, to the extent necessary pursuant to Section 2.6(a), the Severance Payment shall be reduced, and, finally, to the extent necessary pursuant to Section 2.6(a), the Continued Health Coverage shall be reduced. Within ten (10) days following such determination, the Company shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under the Plan and shall promptly pay to or distribute to or for the benefit of the Participant in the future such amounts as become due to the Participant under the Plan.

(d)    As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under Section 2.6(a) (an “Overpayment”) or that additional payments which are not made by the Company pursuant to Section 2.6(a) above should have been made (an “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant to the extent permitted by law, which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Nothing in this Section 2.6 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Participant and the repayment obligation null and void to the extent required by such Act. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under the Plan, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
2.7    Restrictive Covenants. As a condition to receiving the Severance Benefits, the Participant shall comply with the restrictive covenants set forth herein.
(a)    Non-Competition. The Participant agrees that the Participant shall be prohibited from, directly or indirectly, counseling, advising, consulting for, becoming employed by or providing services in any capacity to “competitors” (as defined below) of the Employer during the Participant’s employment and until the later of (x) the twelve (12) month period beginning on the date of the Participant’s Qualifying Termination or (y) the restricted period applicable to the Participant as set forth in a written employment agreement, offer letter or equity award agreement between the Employer and the Participant is in effect on the date of the Participant’s Qualifying Termination (the “Restricted Period”). For purposes of this Plan, “competitors” include the companies, together with their respective subsidiaries, parent entities and all other affiliates, that the Employer identifies as “competitors” as of the date immediately prior to the Change in Control.
(b)    Non-Solicitation. The Participant agrees that during the Restricted Period, the Participant will not, directly or indirectly, whether alone or in association with or for the benefit of others, without the prior written consent of the Company, hire or attempt to hire, employ or solicit for employment, consulting or other service, any officer, employee or agent of the Employer (each, a “Protected Person”), or encourage, persuade or induce any Protected Person to terminate, diminish or otherwise alter such Protected Person’s relationship with the Employer. Notwithstanding the above, this Section 2.7(b) shall not apply to any person that is an independent contractor provided: (i) that such independent contractor’s services to the Employer are not, and were not within the three (3) months prior to the Participant’s Qualifying Termination, exclusive to the Employer; and (ii) further provided that, as a result of such action, said independent contractor does not terminate, diminish or otherwise alter his or her agreement with the Employer.

(c)    Non-Interference. The Participant agrees that during the Restricted Period, the Participant will not, directly or indirectly, whether alone or in association with or for the benefit of others, whether as an employee, owner, stockholder, partner, director, officer, consultant, advisor or otherwise, assist, attempt to or encourage (i) any vendor, supplier, customer or client of, or any other person or entity in a business relationship with, the Employer to terminate, reduce, limit or otherwise alter such relationship, whether contractual or otherwise, or (ii) to impair or attempt to impair any relationship, contractual or otherwise, between the Employer and any vendor, supplier, customer or client or any other person or entity in a business relationship with the Employer.
(d)    Remedies. The Participant acknowledges that compliance with this Section 2.7 is necessary to protect the business, good will and proprietary and confidential information of the Employer and that a breach or threatened breach of any provision in this Section 2.7 will irreparably and continually damage the Employer, for which money damages may not be adequate. Accordingly, in the event that the Participant breaches any provision in this Section 2.7, the Participant will forfeit any remaining Severance Benefits and the Company shall be entitled to seek repayment of any Severance Benefits paid to you prior to the date of such breach. In addition, the Company will be entitled to preliminarily or permanently enjoin you from violating Section 2.7 in order to prevent the continuation of such harm.
(e)    Reasonableness of Restrictions. The Participant acknowledges: (i) that the scope and duration of the restrictions on the Participant’s activities under Section 2.7 are reasonable and necessary to protect the legitimate business interests, goodwill and confidential and proprietary information of the Employer; (ii) that the Employer does business worldwide and, therefore, the Participant specifically agrees that, in order to adequately protect the Employer, the scope of the restrictions is reasonable; and (iii) that the Participant will be reasonably able to earn a living without violating the terms of these provisions.
(f)    Judicial Modification. If any court of competent jurisdiction determines that any of the covenants in Section 2.7, or any part of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court of competent jurisdiction determines that any of the covenants in Section 2.7, or any part of them, is invalid or unenforceable because of the geographic or temporal scope of such provisions, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable. The Participant agrees that in the event that any court of competent jurisdiction finally holds that any provision of this Section 2.7 constitutes an unreasonable restriction against the Participant, such provision shall not be rendered void but shall apply to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances.
(g)    Other Obligations. Notwithstanding anything to the contrary contained in the Plan, the restrictive covenants set forth in Section 2.7 of the Plan do not supersede, and are in addition to and not in lieu of, any restrictive covenants set forth in any written employment agreement, offer letter or equity award agreement between the Employer and the Participant in effect from time to time, and such restrictive covenants shall remain in full force and effect in accordance with their terms.

2.8    Cooperation. By accepting the Severance Benefits under the Plan, and subject to the Participant’s other commitments, the Participant agrees to be reasonably available to cooperate (but only truthfully) with the Employer and provide all responsive information to the Employer’s reasonable requests concerning any investigation, litigation, or any other matter which relates to any fact or circumstance known to the Participant during his or her employment with the Employer.  The Participant agrees to respond to the Employer’s request for cooperation and assistance within three (3) business days of any such request, or as soon thereafter as is reasonably practicable.  The Participant acknowledges that he or she is not entitled to further compensation or consideration from the Employer for such cooperation or assistance.
ARTICLE III

UNFUNDED PLAN
3.1    Unfunded Status. The Plan shall be “unfunded” for the purposes of ERISA and the Code, and Severance Payments shall be paid out of the general assets of the Employer as and when Severance Payments are payable under the Plan. All Participants shall be solely unsecured general creditors of the Company and the Employer. In connection with this Plan, the Administrator may, but shall not be required to, establish a grantor trust (or “rabbi” trust) for the purpose of accumulating funds to satisfy the obligations incurred by the Company under this Plan. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Payments payable hereunder, or if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan. Notwithstanding the potential establishment of such a trust pursuant to this Section 3.1, the right of any Participant to receive payments following the establishment of such a trust shall remain an unsecured claim against the general assets of the Company.
ARTICLE IV

ADMINISTRATION OF THE PLAN
4.1    Plan Administrator. The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Administrator. When making any determination or calculation, the Administrator shall be entitled to rely upon the accuracy and completeness of information furnished by the Company’s employees and agents.
4.2    Reimbursement of Expenses of Administrator. The Company may, in its sole discretion, pay or reimburse the Administrator (including all members of the Committee) for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.
4.3    Action by the Committee. Decisions of the Administrator shall be made by a majority of the members of the Committee attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Unless otherwise determined by the Administrator, all determinations regarding benefits will be made by the Administrator in accordance with the written terms of the Plan. Subject to the terms of the Plan, and except as expressly provided herein, the Administrator shall have complete and express discretionary authority to determine eligibility for benefits and the amount of benefits (including to determine Participant’s participation and Severance Benefits under the Plan), to decide factual and other questions relating to the Plan, to interpret and construe the provisions of the Plan, and to make decisions in all disputes involving the rights of any person interested in the Plan. Determinations and interpretations by the Administrator, including without limitation decisions relating to eligibility for, entitlement to, and payment of benefits, shall be conclusive and binding for all purposes. Notwithstanding anything herein to the contrary, upon and following a Change in Control, the Administrator shall not have discretionary authority with respect to the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim arising under, in connection with or related to the Plan will apply a de novo standard of review to any determinations made by the Administrator, and such de novo standard shall apply notwithstanding the administrative authority granted hereunder to the Administrator or characterization of any decision by the Administrator as final, binding or conclusive on any party
4.4    Delegation of Authority. Subject to the limitations of applicable law, the Administrator may delegate any and all of its powers and responsibilities hereunder to other persons or committees. Any such delegation may be rescinded at any time by written notice from the Administrator to the person to whom the delegation is made. Any such delegation may be made by the Administrator to one or more person(s) or committee(s) and any awards made by any such person or committee under the Plan may apply to different Participants and need not be uniform in any respect, whether or not the Participants are similarly situated.
4.5    Retention of Professional Assistance. The Administrator may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.
4.6    Accounts and Records. The Administrator shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.
4.7    Indemnification. The Administrator, the Committee, its members and any person to whom authority is delegated pursuant to Section 4.4 above shall not be liable for any action or determination made in good faith with respect to the Plan. The Employer shall, to the fullest extent permitted by law, indemnify and hold harmless the Administrator, each member of the Committee and each director, officer and employee of the Employer, and any person designated above, for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.
ARTICLE V

AMENDMENT AND TERMINATION

5.1    Amendment and Termination. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time and for any reason, with or without notice. Notwithstanding anything herein to the contrary, the Company shall not amend or terminate the Plan at any time on or after (i) the occurrence of a Change in Control or (ii) the date the Company enters into a definitive agreement which, if consummated, would result in a Change in Control, unless the potential Change in Control is abandoned (as publicly announced by the Company), in either case until the later of two (2) years after the occurrence of a Change in Control and the date that all Severance Benefits under the Plan have been paid.
ARTICLE VI

SUCCESSORS
6.1    Successors. For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company, would be required to perform if no such succession or assignment had taken place. In the event the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, then the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company” as used in the Plan, means the Company, as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets of the Company, which by reason hereof becomes bound by the terms and provisions of the Plan.
ARTICLE VII

MISCELLANEOUS
7.1    Minors and Incompetents. If the Administrator shall find that any person to whom Severance Benefits are payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Severance Benefits due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) shall be paid to the spouse, child, parent, or brother or sister, or to any person deemed by the Administrator to have incurred expense for such person otherwise entitled to the Severance Benefits, in such manner and proportions as the Administrator may determine in its sole discretion. Any such Severance Benefits shall be a complete discharge of the liabilities of the Company, the Employer, the Administrator, the Committee, and the Board under the Plan. If a Participant dies prior to payment of all Severance Benefits due to such Participant, any and all unpaid amounts shall be paid to the Participant’s heir(s), executor or estate.
7.2    Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.
7.3    Payment Not Salary. Any Severance Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.
7.4    Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.
7.5    Withholding. The Company and/or the Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Administrator may prescribe.
7.6    Non-Alienation of Benefits. The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefits to be so subjected shall not be recognized.
7.7    Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of New York, without reference to rules relating to conflicts of law.
7.8    Code Section 409A.
(a)    General. Although the Employer makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of an excise tax under Code Section 409A on any payment to be made hereunder, provided that there is no reduction in the Severance Benefits hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)    Separation from Service; Delay Period for Specified Employees. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. If a Participant is deemed on the date of termination to be a Specified Employee, then with regard to any payment that is specified as subject to this Section, such payment shall not be made prior to the expiration of the Delay Period. All payments delayed pursuant to this Section 7.8(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Participant in a single lump sum on the first Company payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    Separate Payments and No Participant Discretion. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer. For purposes of Code Section 409A, any expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the calendar year in which such expense was incurred, and the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
7.9    Non-Exclusivity. The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.
7.10    Non-Employment. The Plan is not an agreement of employment and it shall not grant the Participant any rights of employment.
7.11    Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.
7.12    Gender and Number. Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.
7.13    Electronic Communication and Administration. Unless prohibited by applicable law, all announcements, notices and other communications regarding the Plan may be made by the Company and/or the Employer by electronic means as determined by the Company or Employer in its sole discretion.

7.14    Legal Fees. In the event that a Participant substantially prevails in a litigation between the Participant and the Company arising in connection with such Participant’s attempt to obtain or enforce any right or benefit provided by the Plan, the Company agrees to pay the reasonable attorney’s fees and other legal expenses incurred by such Participant in pursuing such litigation, including a reasonable rate of interest for delayed payment. The Participant shall submit an invoice for such fees and expenses not later than forty-five (45) days after the final resolution of such contest and the Company shall make such payment within thirty (30) days of the date on which the invoice is so submitted, and the Participant’s right to have the Company pay such legal fees, expenses and interest may not be liquidated or exchanged for any other benefit.
ARTICLE VIII

CLAIMS PROCEDURE
8.1    Claims Procedure. Any claim by a Participant with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to a person designated by the Administrator from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Participant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof. This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Participant shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Participant responds to the Plan’s request for information.
If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Participant will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Participant of his or her right to request review of the decision. The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If a Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Plan’s administrator, the Participant may request a review of the application as if the claim had been denied.
A Participant may appeal the denial of a claim by submitting a written request for review to the Administrator, within sixty (60) days after written notification of denial is received. Receipt of such denial shall be deemed to have occurred if the notice of denial is sent via first class mail to the Participant’s last shown address on the books of the Employer. Such period may be extended by the Administrator for good cause shown. The claim will then be reviewed by the Administrator.

In connection with this appeal, the Participant (or his or her duly authorized representative) may (a) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (b) submit to the Administrator written comments, documents, records, and other information related to the claim. If the Administrator deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Participant shall be entitled to be represented by counsel.
The review by the Administrator will take into account all comments, documents, records, and other information the Participant submits relating to the claim. The Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan’s request for information.
The Administrator’s decision on the claim for review will be communicated to the Participant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include: (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (b) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (c) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA. A Participant may not start a lawsuit to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate timeframe described above has elapsed since the Participant filed a request for review and the Participant has not received a final decision or notice that an extension will be necessary to reach a final decision. These procedures must be exhausted before a Participant (or any beneficiary) may bring a legal action seeking payment of benefits. In addition, no lawsuit may be started more than two years after the date on which the applicable appeal was denied. If there is no decision on appeal, no lawsuit may be started more than two years after the time when the Administrator should have decided the appeal.

EXHIBIT A
SEPARATION AND RELEASE AGREEMENT
Tapestry, Inc. and its Affiliates (“Employer”) and [Name] (“Executive”) enter into this Separation and Release Agreement (“Agreement”), which was received by Executive on [____], 20[__], signed by Executive on the date shown below Executive’s signature on the last page of this Agreement and is effective eight days (8) after the date of execution by Executive unless Executive revokes this Agreement before that date, for and in consideration of the promises made among the parties and other good and valuable consideration as follows. All capitalized terms used herein, unless defined otherwise herein, shall have the meaning set forth in the Tapestry, Inc. Special Severance Plan (the “Severance Plan”).

1.Separation Date. Executive’s employment with Employer terminated effective as of [____], 20[__], (the “Separation Date”). The Separation Date constitutes Executive’s “separation from service” within the meaning of Section 409A.

2.Severance Benefits. In exchange for the general release in paragraph 4 below and other promises contained herein, and in accordance with the terms of the Severance Plan, which Executive hereby acknowledges receiving, Executive will receive the applicable Severance Benefits under Section 2.2 of the Severance Plan, paid or provided in accordance therewith. Regardless of whether Executive executes this Agreement, Executive will receive the Accrued Amounts. All payments and benefits to be made or provided to Executive will be subject to all applicable tax withholding as required by applicable federal, state and local withholding tax laws.
3.Executive Acknowledgements. Executive acknowledges and agrees that the Severance Benefits are adequate and sufficient consideration for entering into this Agreement and exceed any payment, benefit or other thing of value to which Executive might otherwise be entitled under any policy, plan or procedure of the Employer, the Company or Affiliates or pursuant to any prior agreement or contract with the Employer. Executive acknowledges and agrees that other than any items specifically set forth in this Agreement, Executive is not and will not be due any other compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with Employer and its affiliates prior to the Separation Date), unpaid bonus and severance from Employer or any of its Affiliates. In addition, Executive acknowledges and agrees that, as of and after the Separation Date, except as specifically provided herein, Executive will not be eligible to participate in any of the benefit plans of Employer or any of its Affiliates, including, without limitation, Employer’s 401(k) Savings Plan, Employer’s Executive Deferred Compensation Plan, business travel accident insurance, accidental death & dismemberment, and short-term and group long-term disability insurance. Executive will be entitled to fulfillment of any matching grant obligations under Employer’s Matching Grants Program with respect to commitments made by Executive prior to the Separation Date.
4.Release. Executive, for [himself]/[herself], and Executive’s successors, administrators, heirs and assigns (the “Releasors”), hereby fully releases, waives and forever discharges Employer, any affiliated company or subsidiary, each of its and their respective predecessors, successors, subsidiaries, Affiliates, assigns, shareholders, directors, officers, agents, attorneys, employees, employee benefit plans and their administrators and trustees, in their individual and official capacities, whether past, present, or future (the “Released Parties”) from and against any and all actions, suits, debts, demands, damages, claims, judgments, or liabilities of any nature, including costs and attorneys’ fees, whether known or unknown, which the Releasors ever had, now have or may have against any of the Released Parties in the future, including, but not limited to, all claims arising out of Executive’s employment with or separation from any of the Released Parties, such as (by way of example only) any claim for bonus, severance, or other benefits except as expressly provided herein; breach of contract (express or implied); wrongful discharge; whistleblowing; detrimental reliance; defamation; emotional distress or compensatory and/or punitive damages; impairment of economic opportunity; any claim under common-law or at equity; any tort; claims for reimbursements; claims for commissions; or claims for employment discrimination under any state, federal and local law, statute, or regulation or claims related to any other restriction or the right to terminate employment, including without limitation, (i) any claim under the Age Discrimination in Employment Act, as amended, and/or the Older Workers Benefit Protection Act which laws prohibit discrimination on account of age; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination/retaliation on account of race, color, religion, sex, and national origin; (iii) any claim under the Americans with Disabilities Act (“ADA”) or Sections 503 and 504 of the Rehabilitation Act of 1973, each as amended; (iv) any claim under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (v) any claim under the Family and Medical Leave Act; (vi) any claim or other action under the National Labor Relations Act, as amended; (vii) any claim under the Workers’ Adjustment and Retraining Notification Act; (viii) any claim under the New York State Human Rights Law; the New York City Administrative Code; the New York Labor Law; the New York Minimum Wage Act; the statutory provisions regarding retaliation/ discrimination under the New York Worker’s Compensation Law; the New York City Earned Sick Time Act; the New York City Human Rights Law; (ix) any claim under the Maryland Fair Employment Practices Act, Reasonable Accommodations for Disabilities Due to Pregnancy Law, anti-retaliation provisions of the Maryland workers’ compensation laws, Baltimore City (Baltimore City, Md., Code art. 4, §§ 3-1, et seq.), Prince George’s County (Prince George’s Cty., Md., Code, Subtitle 2, Sections 2-185, et seq.), Howard County (Howard Cty., Md., Code §§ 12.208, et seq.), and Montgomery County (Montgomery Cty., Md., Code §§ 27-11, et seq.); (x) the Sarbanes-Oxley Act of 2002; (xi) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, regulation, or decision; (xii) any other claim (whether based on federal, state or local law, statutory or decisional) arising out of the terms and conditions of Executive’s employment with and termination from the Employer and/or the Released Parties; (xiii) any claims for wrongful discharge, whistleblowing, constructive discharge, promissory estoppel, detrimental reliance, negligence, defamation, emotional distress, compensatory or punitive damages, and/or equitable relief; (xiv) any claims under federal, state, or local occupational safety and health laws or regulations, all as amended; and (xv) any claim for attorneys’ fees (other than claims for legal fees pursuant to Section 7.14 of the Severance Plan), costs, disbursements and/or the like. By virtue of the foregoing, Executive agrees that [he/she] has waived any damages and other relief available to [him/her] (including, without limitation, money damages, equitable relief and reinstatement) under the claims waived in this Paragraph 4. Notwithstanding anything herein to the contrary, the sole matters to which this Agreement does not apply are: (A) claims to the Severance Benefits; (B) claims under the Consolidated

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Omnibus Budget Reconciliation Act of 1985, as amended; (C) claims arising after the date Executive signs this Agreement; (D) claims relating to any rights of indemnification under Employer’s organizational documents or otherwise, (E) claims relating to any outstanding stock options or other equity-based award on the Separation Date, including, without limitation, the Equity Vesting; (F) claims to the Accrued Amounts; or (G) Executive’s right to seek enforcement of the terms of the Severance Plan, including, but not limited to, claims for legal fees pursuant to Section 7.14 of the Severance Plan. Executive acknowledges and agrees that this release in this Paragraph 4 and the covenant not to sue set forth in Paragraph 5 are essential and material terms of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties and no benefits would have been paid. Executive understands and acknowledges the significance and consequences of this release and this Agreement.
(a)    EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. 621 (“ADEA”) AND THE OLDER WORKERS BENEFIT PROTECTION ACT (“OWBPA”). THIS PARAGRAPH DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE UNDER THE ADEA AFTER THE DATE EXECUTIVE SIGNS THIS AGREEMENT.

(i)    EXECUTIVE AGREES THAT THIS AGREEMENT PROVIDES BENEFITS TO WHICH EXECUTIVE IS NOT OTHERWISE ENTITLED, AND THAT EMPLOYER HAS ADVISED EXECUTIVE TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.
(ii)    EXECUTIVE HAS BEEN PROVIDED [TWENTY-ONE (21)]/[FORTY-FIVE (45)] DAYS WITHIN WHICH TO CONSIDER WHETHER EXECUTIVE SHOULD SIGN THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS ARISING UNDER ADEA AND OWBPA. ANY MODIFICATIONS TO THIS AGREEMENT, MATERIAL OR OTHERWISE, DO NOT RE-START THE [21]/[45]-DAY CONSIDERATION PERIOD.
(iii)    EXECUTIVE SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AFTER ITS EXECUTION BY EXECUTIVE AND THIS AGREEMENT SHALL BECOME EFFECTIVE AND ENFORCEABLE ON THE EIGHTH (8th) DAY FOLLOWING THE DATE EXECUTIVE EXECUTES THIS AGREEMENT. ANY REVOCATION WITHIN THE 7-DAY REVOCATION PERIOD MUST BE SUBMITTED IN WRITING TO EMPLOYER’S GENERAL COUNSEL AT 10 HUDSON YARDS, NEW YORK, NY 10001 AND MUST STATE: “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.”
(b)    IN THE EVENT EXECUTIVE RETAINS ANY AMOUNT PAID UNDER THIS AGREEMENT AND LATER ASSERTS OR FILES A CLAIM, CHARGE, COMPLAINT, OR ACTION AND OBTAINS A JUDGMENT, IT IS THE INTENT OF THE PARTIES THAT ALL PAYMENTS MADE TO THE EXECUTIVE HEREUNDER SHALL BE OFFSET AGAINST ANY JUDGMENT EXECUTIVE OBTAINS.

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5.Covenant Not to Sue. To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties relating to the claims released in Paragraph 4 of this Agreement. In the event of Executive’s breach of the terms of this Agreement, without prejudice to Employer’s other rights and remedies available at law or in equity, except as prohibited by law, Executive shall be liable for all costs and expenses (including, without limitation, reasonable attorney’s fees and legal expenses) incurred by Employer as a result of such breach. Nothing herein shall prevent Executive or Employer from instituting any action required to enforce the terms of this Agreement or to determine the validity of this Agreement, nor shall Executive be prohibited from instituting any action permitted by the terms of the Severance Plan.
6.EEOC, NLRB, SEC, and Governmental Agencies. Nothing in this Agreement shall be construed to prevent or limit Executive from (i) responding truthfully to a valid subpoena; (ii) filing a charge or complaint with, or participating in any investigation conducted by, a governmental agency including the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission and/or any state or local human rights agency; or (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to, or reporting, an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities Exchange Commission (“SEC”), the Commodity Futures Trading Commission (“CFTC”) or any self-regulatory organization (including, but not limited to, the Financial Industry Regulatory Authority), or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.  Prior authorization of the Company shall not be required to make any reports or disclosures under this Paragraph 6 and Executive is not required to notify Employer that Executive has made such reports or disclosures.  Nevertheless, Executive acknowledges and agrees that by virtue of the release set forth in Paragraph 4 above, Executive has waived any relief available to Executive (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement.  Therefore, except as set forth herein, Executive agrees that Executive will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.  This Agreement does not, however, waive or release Executive’s right to receive a monetary award from the SEC or CFTC for information provided to the SEC or CFTC. In addition, nothing herein shall be construed to prevent Executive from enforcing any rights to vested and accrued benefits Executive may have under ERISA.
7.Confidentiality. At all times hereafter, Executive will maintain the confidentiality of all information in whatever form concerning Employer or any of its affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside Employer, and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on [her/his] own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of Employer.

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In addition, Executive agrees that, except as required by law or regulation, [she/he] will not, at any time, discuss publicly (including, without limitation, any member of the media) the terms of Executive’s employment severance (including, without limitation, the terms of this Agreement), except with Executive’s attorneys, immediate family and financial advisors, and to the extent necessary to enforce the terms and conditions of this Agreement or as otherwise required by law, or pursuant to a valid subpoena, discovery notice, demand or request, or Court order or process.
In the event that Executive breaches this Paragraph 7, Employer will have the remedies available to it pursuant to Section 2.7(d) of the Severance Plan.
8.Return of Company Property. Executive has returned or will promptly return to Employer all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which [she]/[he] received or prepared or helped prepare in connection with [her]/[his] employment with Employer, its subsidiaries and Affiliates, and Executive will not retain any copies, duplicates, reproductions or excerpts thereof.
9.Non-Disparagement. Executive agrees to refrain from making public or private comments or taking any actions which disparage, or are disparaging, derogatory or negative about the business of Employer, or the products, policies or decisions of Employer, or any present or former officers, directors or employees of Employer or any of its operating divisions, subsidiaries or Affiliates. In the event that Executive breaches this Paragraph 9, Employer will have the remedies available to it pursuant to Section 2.7(d) of the Severance Plan.
10.Re-Affirmation of Restrictive Covenants. Executive acknowledges and agrees that the non-competition, non-solicitation and non-interference covenants contained in Sections 2.7(a), (b) and (c), respectively, of the Severance Plan, and the restrictive covenants contained in the award agreements evidencing Executive’s equity awards will continue in full force and effect in accordance with their terms and that Employer will, in addition to the rights and remedies contained in this Paragraph 10, retain all rights and remedies under the Section 2.7(d) of the Severance Plan and the award agreements evidencing Executive’s equity awards to enforce the terms of such covenants. Executive acknowledges that compliance with this Paragraph 10 is necessary to protect the business and good will of Employer and that a breach of any of these provisions will irreparably and continually damage Employer, for which money damages may not be adequate. Accordingly, in the event that Executive breaches this Paragraph 10, Employer will have the remedies available to it pursuant to Section 2.7(d) of the Severance Plan. For purposes of Section 2.7(a) of the Severance Plan, “competitors” include the following companies together with their respective subsidiaries, parent entities and all other affiliates that have been identified as competitors by the Employer as of the date immediately prior to the Change in Control: [____]. Executive understands and agrees that the list of competitors in effect as of the date of the Change in Control will be the authoritative list of “competitors” for all purposes under this Agreement and the Severance Plan. Any requests for exceptions to these restrictions and Employer’s ability to seek injunctive relief shall be made in writing to Employer’s Global Head of Human Resources. Following receipt of such request, Employer hereby reserves the right, in its sole discretion, to grant such exception and forego the right to seek injunctive

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relief.  Such decision by Employer shall not, in any way, effect any other right Employer has pursuant to this Agreement, the Severance Plan or the award agreements evidencing Executive’s equity awards, and all such rights are hereby explicitly reserved. In addition, Executive agrees that [he]/[she] shall not apply for, and shall not be eligible for, any future employment with Employer.
11.Neutral Reference. Employer will provide references for Executive consistent with its neutral reference policy, which is to confirm Executive’s dates of employment with Employer and title during the period of employment.
12.Information/Privacy Obligations. In addition to the obligations set forth above, Executive shall not retain, copy, transfer or otherwise obtain, use, hold or possess any information whatsoever that resides on Employer’s premises, databases, electronic servers and/or storage devices/facilities, including any and all information that Executive had access to as a result of being employed by Employer, whether in electronic or hard copy format. Notwithstanding this requirement, Executive may make a copy and maintain, but shall not delete from Employer’s systems, Executive’s Outlook Contacts and Executive’s Outlook Calendar to the extent Executive’s Outlook Contacts and Outlook Calendar do not contain proprietary, confidential or trade secret information of Employer and its subsidiaries and Affiliates. Executive may also take possession of Executive’s own personal items (i.e., family photos and family records/documents). In the event that Executive breaches this Paragraph 12, Employer will have the remedies available to it pursuant to Section 2.7(d) of the Severance Plan.
13.Future Cooperation.   In further consideration of Executive’s agreement to the terms contained herein, Executive agrees to cooperate and provide all responsive information to Employer’s reasonable requests concerning any investigation, litigation, or any other matter which relates to any fact or circumstance known to Executive during his or her employment with Employer.    Executive agrees to respond to Employer’s request for cooperation and assistance within three (3) business days of any such request, or as soon thereafter as is reasonably practicable.  Executive acknowledges that he or she is not entitled to further compensation or consideration from Employer for such cooperation or assistance.
14.Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, as well as the Executive has conferred with or had opportunity to confer with attorneys regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth herein, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.
15.Provisions. It is intended that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of New York notwithstanding any conflict of laws provisions. In the event that any paragraph, subparagraph or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph,

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or provision of this Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.
16.Non-Admission of Liability. Neither this Agreement nor performance hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common-law, breach of any contract, or any other wrongdoing of any type. The Released Parties specifically deny that they or any of their officers, directors or employees engaged in any wrongdoing concerning Executive.
17.Section 409A. Section 7.8 of the Plan is incorporated by reference into this Agreement as if set forth in this Agreement.
18.Binding Agreement. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

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In witness whereof, the parties hereto have executed and delivered this Agreement.
Tapestry, Inc.

___________________________________
[Name]
[Title]

Date: _____________________________

Accepted and agreed to.
EXECUTIVE:

__________________________________
[Name]

Date: _____________________________

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